                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                               (Amendment No. __ )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                                        [ ] Confidential, For Use of the Commission
                                                                            Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                  Pennsylvania Physician Healthcare Plan, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     ---------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------------------
     (5) Total fee paid:

     ---------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

     ---------------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement no.:

     ---------------------------------------------------------------------------
     (3)  Filing Party:

     ---------------------------------------------------------------------------
     (4)  Date Filed:

     ---------------------------------------------------------------------------

                  PENNSYLVANIA PHYSICIAN HEALTHCARE PLAN, INC.
                            c/o PELINO & LENTZ, P.C.
                               1650 MARKET STREET
                        PHILADELPHIA, PENNSYLVANIA 19103

                           ---------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD JANUARY 28, 2000

                           ---------------------------


         NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Pennsylvania Physician Healthcare Plan, Inc. (the "Company") will be held at One Liberty Place, thirty second floor, 1650 Market Street, Philadelphia, Pennsylvania on Thursday, January 28, 2000, at 10:00 a.m. for the following purposes:

         1. To consider and vote upon the approval and adoption of the Pennsylvania Physician Healthcare Plan, Inc. Plan of Complete Dissolution, a copy of which is contained in Exhibit A attached to this Proxy Statement, pursuant to which the Company will be voluntarily dissolved in accordance with Section 1975 of Chapter 19 of the Pennsylvania Business Corporation Law of 1988, as amended; and

         2. To consider and transact such other business as may properly come before the Meeting or any adjournment of postponement thereof.

         Only Shareholders of record on November 30, 1999 are entitled to vote at the Special Meeting.

         THE BOARD OF DIRECTORS HOPES THAT YOU WILL FIND IT CONVENIENT TO ATTEND THE SPECIAL MEETING IN PERSON, BUT WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING. RETURNING YOUR PROXY DOES NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE SPECIAL MEETING AND VOTE YOUR SHARES IN PERSON.

                                       By Order of the Board of Directors


                                       T. Clark Phillip
                                       Assistant Secretary

Philadelphia, Pennsylvania
December 20, 1999

                  PENNSYLVANIA PHYSICIAN HEALTHCARE PLAN, INC.
                            c/o PELINO & LENTZ, P.C.
                               1650 MARKET STREET
                        PHILADELPHIA, PENNSYLVANIA 19103

                           ---------------------------

                                 PROXY STATEMENT

                           ---------------------------

                         SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 28, 2000


         This Proxy Statement is being furnished to our Shareholders in connection with the solicitation of proxies by our Board of Directors for use at a Special Meeting of Shareholders to be held on January 28, 2000, at 10:00 a.m., local time, at One Liberty Place, thirty second floor, 1650 Market Street, Philadelphia, Pennsylvania, and at any adjournment or postponement thereof (the "Meeting") . If you sign, date and return the enclosed proxy card, the shares represented by the proxy card will be voted as you direct. You may revoke any proxy at any time before it is exercised by giving written notice to our Secretary.

         This Proxy Statement is dated December 20, 1999 and is first being mailed to stockholders along with the related form of proxy on or about December 20, 1999.

         All shares of our common stock represented by valid Proxies, unless the Shareholder otherwise specifies, will be voted (i) FOR approval of the Plan of Complete Liquidation (the "Plan") and (ii) at the discretion of the Proxyholders with regard to any other matters which may properly come before the Meeting and any adjournment thereof.

         Any Shareholder executing a Proxy retains the right to revoke it at any time before it is exercised at the Meeting. A Proxy may be revoked by delivery of written notice to our Secretary, by execution of a later Proxy or by voting shares in person at the Meeting. If not revoked, all shares represented by properly executed Proxies will be voted as directed therein.

Securities Entitled to Vote

         Shareholders of record on November 30, 1999 are entitled to notice of and to vote at the Meeting. On the record date, there were 4,087 shares of our Class A voting common stock outstanding and 1,074 shares of our Class B non-voting common stock outstanding.

         At a Special Meeting of Shareholders held on January 9, 1999, the holders of our Class A voting common stock and Class B non-voting common stock approved a plan of recapitalization and amended and restated articles of incorporation. Pursuant to the plan of recapitalization, effective January 1, 2000, all shares of our Class A common stock and Class B non-voting common stock are automatically converted into shares of common stock. The conversion ratio is 400 shares of common stock for each Class A share and 100 shares of common stock for each Class B share. Each share of common stock is entitled to one vote.

         Only a holder of record who is a "health professional" licensed in Pennsylvania or elsewhere, a retired, but formerly licensed, "health professional," a professional corporation (or other legally constituted professional practice group) of "health professionals," an individual retirement account or other retirement plan established by a person eligible to be a Shareholder or in which such person is a participant or an employee or former employee of us may vote on any of the matters presented at the Meeting (see Exhibit "B" for certain "Definitions").

         The holders of at least one-third (1/3) of the shares of common stock entitled to vote must be present in person or represented by proxy at the Meeting in order to constitute a quorum for the transaction of business. All shares present in person or represented by proxy and entitled to vote are counted for quorum purposes. Approval of the Plan requires the affirmative vote of a majority of the votes cast. Abstentions are counted solely for the purpose of determining whether a quorum is present.


                                   THE COMPANY

General

         We were organized in February, 1995 by Pennsylvania practicing physicians to establish a physician-controlled managed care organization in Pennsylvania.

         On May 9, 1996 we filed an application with the Pennsylvania Department of Health and the Pennsylvania Insurance Department (the "Insurance Department") (together, the "Departments") for a license to operate a risk-assuming preferred provider organization, or "PPO." Our license was granted in April, 1997. Pursuant to this license, through October 1999 we operated a managed care organization that offered a preferred provider organization plan in 23 contiguous counties in Pennsylvania to employers and other group purchasers of health care plans.

         We began marketing our initial PPO product to employer groups in April, 1997, with coverage beginning July 1, 1997. The PPO covered approximately 21,000 members through October 1999 and was our sole source of revenue.

         On November 27, 1996 we filed an application with the Departments for a license to operate a health maintenance organization, or "HMO." On March 22, 1999 our license was granted, permitting us to operate in three counties in Pennsylvania. However, our HMO never became operational.

         Pennsylvania managed care laws and regulations govern the licensing and operation of PPOs and HMOs in the Commonwealth of Pennsylvania. They require that a managed care company possess an initial minimum net worth (generally, our assets minus our liabilities) of $1,500,000 to operate an HMO and an additional $1,175,000 for a risk-assuming PPO. In practice the Insurance Department requires higher initial amounts equal to one fifteenth of projected fifth year premium revenue. In addition to the net worth requirements, the Managed Care Laws required that, before commencing the operation of our HMO, we deposit with the Insurance Department cash or securities in a minimum amount of $100,000 to insure against our insolvency. This deposit requirement was reviewed by the Insurance Department at least annually. If we became unable to meet the foregoing deposit and net worth requirements, or any more stringent requirements that may be imposed, our PPO and HMO licenses may be revoked.

Recent Developments

         During the second and third quarters of 1999 Physicians Care PPO, Inc., our PPO, which is our sole revenue generating subsidiary, incurred significantly larger underwriting losses than anticipated. As a result of these losses, the PPO's external cash requirements materially exceeded its internally generated cash by an amount in excess of its ability to borrow or to access the capital markets. We were unable to enter into any definitive arrangements to provide us with the additional capital the PPO needed to fund its internal cash requirements. Consequently, the PPO's net worth declined below that required by Pennsylvania managed care laws and regulations.

         On October 13, 1999, we met with the Insurance Department so that satisfactory arrangements could be made to achieve a timely and orderly cessation of the PPO's business, including the placing of subscribers with other insurance providers. Although the Insurance Department had the authority to seek a rehabilator to manage the PPO's day-to-day operations, it then advised us that we had until October 25, 1999 to continue to remain in control in order to wind up the PPO's affairs and also to continue to seek additional sources of funding. The Insurance Department indicated that after that date it would assess the PPO's financial condition, and, if no additional sources of funding were obtained, the Insurance Department would seek an order from the Commonwealth Court of Pennsylvania (the "Court") appointing a liquidator for the PPO.

         We attempted to obtain additional capital from the Pennsylvania Medical Society ("PMS") by the October 25, 1999 deadline set by the Insurance Department. However, we were unable to come to a definitive arrangement with PMS regarding the provision of additional capital.

         Consequently, on October 24, 1999 the PPO consented to the entry of an order of liquidation from the Court which placed the PPO under the control of the Insurance Department and, among other things, revoked the PPO's license, appointed a rehabilator and/or liquidator for the PPO, discharged the PPO's employees, officers and directors, enjoined the PPO from transacting any further business and ordered that the PPO be dissolved. On October 26, 1999 the Court issued its order.

         Also on October 24, 1999, Physicians Care HMO, Inc., our HMO subsidiary, which had not yet commenced operations, agreed to return its license to the Insurance Department. On November 3, 1999 the Insurance Department issued an order, as amended on November 8, 1999, pursuant to which it required us to transfer $1 million of the HMO's $1.5 million statutory net worth deposit to the PPO in order to provide for the payment of outstanding claims. As a result, the Insurance Department has provided for the liquidation of the PPO and for the payment of claims of its creditors.

         We entered into an arrangement with certain of the Blue Cross/Blue Shield plans doing business in the PPO's service area whereby these plans agreed to offer coverage without medical underwriting to all of the PPO's members effective November 1, 1999.

         Through November 30, 1999, we leased 13,123 square feet of office space in Harrisburg, Pennsylvania under a lease expiring in February, 2003. On November 11, 1999, we entered into an agreement of termination and release whereby the lease was terminated effective November 30, 1999 and we were released from all claims under the lease. In exchange for the termination, we made a payment to the landlord equal to two months' rent and transferred title to the landlord of the property comprising 60 office cubicles, together with related furniture and phone systems. We also subleased an additional 2,700 square feet of office space at the same location under a sublease which expired by its terms in December, 1999.

         We are not currently a party to any litigation.

         We have now ceased all managed care operations. Other than our remaining cash balances, our assets consist solely of a small amount of computer equipment. All but two of our employees (our Chief Executive Officer and our Chief Financial Officer) have been dismissed. At November 30, 1999 we had total assets of approximately $300,000 and total liabilities of approximately $500,000.


                                  THE PROPOSAL
                    APPROVAL OF PLAN OF COMPLETE LIQUIDATION

General

         On December 9, 1999, our Board of Directors unanimously approved and adopted the Plan and directed that the Plan be submitted to a vote of the Shareholders at the Meeting. The resolutions adopting the proposed Plan and the proposed Plan itself are attached to this Proxy Statement as Exhibit A. In general the Plan provides that, if approved by our Shareholders, we will wind up our affairs and be dissolved. The Plan is described in more detail below.

         All references to and summaries of the Plan in this Proxy Statement are qualified in their entirety by reference to the Plan. The Plan will become effective on the date on which the Plan is adopted by the requisite vote of the Shareholders. The Plan provides that the liquidation will be completed within 12 months. As promptly as practical after the effective date of the Plan and upon the filing of Articles of Dissolution in the Pennsylvania Department of State, we will be dissolved pursuant to Section 1975 of the Pennsylvania Business Corporation law of 1988, as amended (the "PBCL").

Terms of the Plan of Complete Liquidation

         In accordance with Section 1975 of the PBCL, we will notify potential claimants of the dissolution and pay existing liabilities. Any claims of creditors against us, not otherwise released, which are not asserted within two
(2) years after the filing of the Articles of Dissolution will be forever barred. The liquidation is expected to commence as soon as practical after approval of the Plan by the Shareholders. Any sales of our assets will be made in private transactions on such terms as are approved by our officers. It is not anticipated that any further Shareholder votes will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by our officers.

         Although the Plan provides that, subject to the payment or provision for payment of our indebtedness and other obligations, the cash proceeds of any asset sales together with other available cash will be used to make a pro rata distribution in cash to the holders of shares of our common stock in complete cancellation of all of our stock, our liabilities substantially exceed our assets and therefore it is extremely unlikely that available cash and amounts received from the sale of assets will be adequate to provide for our obligations, liabilities and expenses and to make cash distributions to Shareholders. Therefore, upon our liquidation, all shares of our common stock will be canceled.

         We have closed our stock transfer records and discontinued recording transfers of our shares and, thereafter, certificates representing our shares are not assignable or transferable on our books except by will, intestate succession or operation of law.

No Liquidating Distributions

         Our liabilities are substantially greater than our assets. Therefore, we believe it is extremely unlikely that Shareholders will receive any liquidating distribution.

Sales of Our Assets

         The Plan gives our officers the authority to sell all of our assets. Sales of our assets will be made on such terms as are approved by our officers and will be conducted through privately negotiated sales. Any sales will only be made if determined that any such sale is in the best interests of the Shareholders. It is not anticipated that any further Shareholder votes will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the officers. We do not anticipate amending or supplementing this Proxy Statement to reflect any such agreement or sale. The prices at which we will be able to sell our assets will depend largely on factors beyond our control, including, without limitation, the rate of inflation, changes in interest rates, the condition of financial markets and the availability of financing to prospective purchasers of the assets. In addition, we may not obtain as high a price for a particular property as we might secure if we were not in liquidation.

Our Conduct Following Adoption of the Plan

         Following approval of the Plan by our Shareholders, our activities will be limited to winding up our affairs, taking such action as may be necessary to preserve the value of our assets and distributing the proceeds from the sale of our assets in accordance with the Plan. We will seek to liquidate all of our assets in such manner and upon such terms as we, in our absolute discretion, determine to be in the best interests of our Shareholders.

         Following approval of the Plan by our Shareholders, we shall continue to indemnify our officers, directors, employees and agents in accordance with our amended and restated articles of incorporation, amended and restated by-laws, any contractual arrangements and the PBCL for actions taken in connection with the Plan and the winding up of our affairs. Our obligation to indemnify such persons may be satisfied out of the proceeds from the sale of our assets. The Board of Directors, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary to cover our indemnification obligations under the Plan.

Payment of Liabilities

         Under the PBCL we are required in connection with our dissolution to pay or provide for payment of all of our liabilities and obligations. Following approval of the Plan by our Shareholders, we will attempt to pay all expenses and fixed and other known liabilities with the proceeds from the sale of our assets. We are currently unable to estimate with precision the exact amount of those payments which may be required, but any such amount will be deducted before the determination of amounts available for distribution to Shareholders. After our liabilities, expenses and obligations have been satisfied, it is extremely unlikely that any remaining funds will be available for cash payments to our Shareholders.

Regulatory Approvals

         Except for our compliance with the applicable rules and regulations of the Securities and Exchange Commission in connection any distribution by us of our assets in the form of cash payments to our Shareholders, no United States federal or state regulatory requirements must be complied with or approvals obtained in connection with the liquidation.

Certain Federal Income Tax Consequences

         The following discussion is a general summary of the material Federal income tax consequences of the Plan to our Shareholders, but does not purport to be a complete analysis of all the potential tax effects. The discussion addresses neither the tax consequences that may be relevant to particular categories of investors subject to special treatment under certain Federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, and foreign individuals and entities) nor any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion is based upon the Internal Revenue Code of 1986, Treasury Regulations, Internal Revenue Service (the "IRS") rulings, and judicial decisions now in effect, all of which are subject to change at any time; any such changes may be applied retroactively. The following discussion has no binding effect on the IRS or the courts and assumes that we will liquidate substantially in accordance with the Plan.

         Our liabilities substantially exceed our assets and it is therefore extremely unlikely that any distributions will be made to our Shareholders. As a general rule, the loss on a Shareholder's investment in us may be recognized only when the securities are determined to be "worthless." Securities may be considered to be worthless when there is no reasonable hope and expectation that they will have any value in the future.

         In the extremely unlikely event that distributions were to be made to our Shareholders, distributions pursuant to the Plan may occur at various times and in more than one tax year. No assurance can be given that the tax treatment described herein will remain unchanged at the time of such distributions. The following discussion presents our opinion. No ruling has been requested from the IRS with respect to the anticipated tax treatment of the Plan and we will not seek an opinion of counsel with respect to the anticipated tax treatment. The failure to obtain a ruling from the IRS or an opinion of counsel results in less certainty that the anticipated tax treatment summarized herein will be obtained. If any of the conclusions stated herein proves to be incorrect, the result could be increased taxation at the corporation and/or shareholder level, thus reducing the benefit to our Shareholders and us from the liquidation.

Consequences to Us

         After the approval of the Plan and until the liquidation is completed, we will continue to be subject to income tax on our taxable income. We will recognize gain or loss on sales of our property pursuant to the Plan. Cash distributions to Shareholders will not result in any tax consequences to us. It is not anticipated that the sale of our assets will result in any significant gain or loss or the recognition of any significant tax obligations.

Consequences to Shareholders

         We believe that it is extremely unlikely that Shareholders will receive any distribution. Nevertheless, in the extremely unlikely event that a distribution is made as a result of the liquidation, it is our belief that Shareholders will recognize gain or loss equal to the difference between (i) the amount of cash distributed to them and (ii) their tax basis for their Class A Shares or Class B Shares. A Shareholder's tax basis in his or her shares will depend upon various factors, including the Shareholder's cost and the amount and nature of any distributions received with respect thereto.

         A Shareholder's gain or loss will be computed on a per share basis. In the extremely unlikely event we were to make more than one liquidating distribution, each would be allocated proportionately to each share of stock owned by a Shareholder. The value of each liquidating distribution will be applied against and reduce a Shareholder's tax basis in his or her shares of stock. Gain will be recognized by reason of a liquidating distribution only to the extent that the aggregate value of such distributions received by a Shareholder with respect to a share exceeds his or her tax basis for that share. Any loss will generally be recognized only when the final distribution from us has been received and then only if the aggregate value of the liquidating distributions with respect to a share is less than the Shareholder's tax basis for that share. Gain or loss recognized by a Shareholder will be capital gain or loss provided the shares are held as capital assets. Gain resulting from distributions from a corporation pursuant to a plan of liquidation is therefore generally capital gain rather than ordinary income. Ordinary income would result in the event of the receipt of a distribution, not in liquidation, that is characterized as a dividend for tax purposes, subject, in the case of corporate holders, to a dividends received deduction. If it were to be determined that distributions made pursuant to the Plan were not liquidating distributions, the result could be treatment of the distributions as either dividends, return of capital distributions or capital gain distributions. After the close of our taxable year, if any distributions were made, we will provide Shareholders and the IRS with a statement of the amount of cash distributed to the Shareholders during that year.

      THE FOREGOING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY SHAREHOLDER. THE TAX CONSEQUENCES OF THE PLAN OF COMPLETE LIQUIDATION MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF THE SHAREHOLDER. WE RECOMMEND THAT EACH SHAREHOLDER CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE PLAN OF DISSOLUTION.

Dissolution

         Upon completion of the distribution of the proceeds from the sale of our assets and the cancellation and redemption of our shares, our remaining officers will take all the necessary steps and execute all the necessary documents to bring about our dissolution in accordance with Laws of the Commonwealth of Pennsylvania.

Amendment

     The resolution adopting the Plan provides that our Board of Directors may modify, amend or terminate the Plan, notwithstanding Shareholder approval, to the extent permitted by the PBCL.

Appraisal Rights

      Under the PBCL, our Shareholders are not entitled to dissenters rights of appraisal in connection with the matters to be voted on at the Meeting.


               THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE TO
           APPROVE THE ADOPTION OF THE PLAN OF COMPLETE LIQUIDATION.


Security Ownership of Management

         The following table sets forth the number of shares of our Class A voting common stock and Class B non-voting common stock held of record as of November 30, 1999 by each of our three highest paid persons, who were officers or directors during 1999, as well as the number of shares held of record owned by all of our officers and directors as a group.


                                    Shares of Class A Common                      Shares of Class B Common
                                      Stock Owned of Record                         Stock Owned of Record
                                   ----------------------------                 ----------------------------
Name of Owner                      Number of Shares  Percentage                 Number of Shares  Percentage
-------------                      ----------------  ----------                 ----------------  ----------
Richard A. Felice(1)                       0              0                             0              0
T. Clark Phillip(2)                        0              0                             0              0
Jack J. Jaroh(2)                           0              0                             0              0
All directors and officers                27              1%                           21              2%
as a group (23)(3)

-----------------
(1) Owns options to purchase (i) 15,000 shares of Common Stock, granted April 30, 1999, which vest in equal annual increments over a three-year period from the date grant and (ii) 1,000 shares of Common Stock, granted in consideration of attendance at certain Board of Directors meetings, which vest in equal annual increments over a three-year period from the respective dates of grant. All options are exercisable at a price of $20.00 per share.
(2) Owns options to purchase 15,000 shares of Common Stock at a price of $20.00 per share, granted April 30, 1999, which vest in equal annual increments over a three-year period from the date grant.
(3) Includes one share of Class A common stock held by a pension and profit sharing plan with respect to which a Director acts as co-trustee.

To our knowledge, no person owns more than 10% of any class of our securities. Our directors may be regarded as our "parents", as that term is defined under the Securities Act of 1933.

Independent Accountants

         Representatives of Deloitte & Touche, LLP, our independent accountants, are not expected to be present at the Meeting.

Cost of Solicitation

         We will bear the cost of solicitation of proxies from Shareholders. In addition to the use of mails, proxies may be solicited by telephone by our officers and directors who will not be specially compensated for these services.

Other Matters

         Our Board of Directors is not aware of any matters not set forth in this proxy statement which may come before the Meeting. If, however, any such matter properly comes before the Meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

                                    EXHIBIT A

                         RESOLUTIONS OF THE SHAREHOLDERS
                    ADOPTING THE PLAN OF COMPLETE LIQUIDATION



         RESOLVED, that the Shareholders of the Company adopt the following Plan of Complete Liquidation:

                          PLAN OF COMPLETE LIQUIDATION

         1. From and after the date of the adoption of this Plan, the Company shall not engage in normal business activities. The officers of the Company shall wind up the operations and the affairs of the Company in the manner provided in Section 1975 of the Pennsylvania Business Corporation Law of 1988, as amended, shall to the extent practicable liquidate those assets of the Company that are not in liquid form and shall distribute pro rata to its Shareholders all of the Company's assets, subject to all unpaid obligations, liabilities and expenses of the Company, in complete cancellation of all of the Company's stock.

         2. The foregoing distribution, if any, and cancellation shall be made and completed within 12 months of the date of the adoption of this Plan.

         3. Upon completion of the distribution of assets and the cancellation of the stock of the Company, the officers of the Company shall take all the necessary steps and shall execute all the necessary documents to bring about the dissolution of the Company in accordance with Laws of the Commonwealth of Pennsylvania.

         FURTHER RESOLVED, that the proper officers of this Company be and are hereby authorized, empowered and directed to take all the necessary steps and execute all the necessary documents to effect the foregoing Plan of Complete Liquidation of this Company in accordance with the laws of the Commonwealth of Pennsylvania and, within 30 days after the adoption of this resolution, to file Form 966 with the District Director of the Internal Revenue, Pennsylvania, together with a certified copy of this resolution.

         FURTHER RESOLVED, that the Board of Directors reserves the power to amend, modify or terminate the foregoing Plan in any respect prior to the time it has become effective.

                                    EXHIBIT B


                                   DEFINITIONS

         As used in the proxy statement, the following term shall have the definition indicated.

                  "Health professional" shall mean and include physicians, podiatrists, dentists, oral surgeons, optometrists, pharmacists, chiropractors, nurses, nurse practitioners, physical or occupational therapists and physicians' assistants and other similar licensed professional persons.